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                     September 21, 2020

       Marcelo Feriozzi Bacci
       Chief Financial Officer and Investor Relations Officer
       Suzano S.A.
       Av. Professor Magalhaes Neto, 1,752
       10th Floor, Rooms 1010 and 1011
       Salvador, Brazil 41810-012

                                                        Re: Suzano S.A.
                                                            Form 20-F for the
Year Ended December 31, 2019
                                                            Filed March 31,
2020
                                                            File No. 001-38755

       Dear Mr. Bacci:

              We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                     Sincerely,


                     Division of Corporation Finance

                     Office of Manufacturing